Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement No. 333-279349 on Form S-3 of CRH plc, CRH America Finance, Inc. and CRH SMW Finance Designated Activity Company, (ii) Registration Statement No. 333-273244 on Form F-3 of CRH plc, CRH America, Inc. and CRH America Finance, Inc., and (iii) Registration Statements Nos. 333-90808, 333-165870, 333-173246, 333-202772, No. 333-274148 and 333-287164 on Form S-8 of CRH plc, of our reports dated February 18, 2026, relating to the financial statements of CRH plc and the effectiveness of CRH plc’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Atlanta, GA
February 18, 2026